Exhibit 10.4.48
Board of Directors Compensation
On September 6, 2007 the Compensation Committee of the Board of Directors and the Board of Directors approved changes in the method of calculation of director compensation received in the form of restricted stock under the Company’s Long Term Incentive Plan. Previously directors received a grant of restricted stock on November 1 of each year. During 2007, the Compensation Committee established regularly scheduled quarterly dates for all awards made under the Long Term Incentive Plan. Consistent with this policy, the award date for grants to directors was changed to November 15, or if later, one week following the earnings announcement for the Company’s fiscal quarter ended September 30.
The value of the grant of restricted stock received as part of each non-employee director’s retainer equals as closely as possible, subject to rounding to prevent issuance of fractional shares, the annual cash retainer paid to non-employee directors (currently $41,500 for each period beginning November 1 through and including the following October 31). Previously, the number of shares awarded was calculated based upon the average closing price for the Company’s stock for the four weeks ending prior to November 1 of each year. Starting in 2007, the number of shares awarded will be calculated based upon the closing price for the Company’s stock on the award date.